August 24, 2017

Board of Directors

Agape Atp Corporation

No. 17, 17-1, 17-2, 17-3, Wisma Laxton, Jalan Desa, Taman Desa,

Off Jalan Klang Lama, 58100 Kuala Lumpur, Malaysia

agapeatpcorporation@gmail.com

jeff@vfinancialgroup.com

ray.heung@greenprocapital.com

Re:	Form S-1, filed with the Securities and Exchange Commission for Agape Atp Corporation, a Nevada corporation (the "Company"), filed August 24, 2017

CIK: 0001713210

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 with respect to the registration of 3,250,000 newly issued shares of the Company's common stock, $0.0001 par value (the “Shares”), for public sale by the issuer, and 13,831,000 shares being offered by the Selling Shareholder (the “SS Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.                    The Articles of Incorporation of the Company, filed June 1, 2016;

ii.                  The Certificate of Amendment, dated June 28, 2017;

iii.                Bylaws of the Company, dated June 1, 2016;

iv.                The Registration Statement noted above and the Exhibits thereto; and

v.                  Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, to be issued and as already issued according to the terms of the prospectus contained in this registration statement, are and will be duly and validly issued, duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely,

/s/ Benjamin L. Bunker

Benjamin L. Bunker, Esq.